                                                                    EXHIBIT 99.1


THE MEN'S WEARHOUSE, INC.                       (THE MEN'S WEARHOUSE, INC. LOGO)


NEWS RELEASE                                               FOR IMMEDIATE RELEASE


                   MEN'S WEARHOUSE REPORTS SECOND QUARTER 2003

                    DILUTED EARNINGS PER SHARE INCREASED 53%
                          COMPANY UPS OUTLOOK FOR 2003


HOUSTON - August 20, 2003--The Men's Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended August 2, 2003.

Second Quarter Ended August 2, 2003

o Net sales for the second quarter ended August 2, 2003 increased 8.3% to $334.3 million from $308.6 million for the same period a year ago.

o U.S. comparable store sales for the quarter increased 8.1% and Canadian comparable store sales decreased 3.8% when compared to the same period a year ago.

o Net earnings were $11.4 million, or $0.29 diluted earnings per share, for the quarter, compared to net earnings of $7.8 million, or $0.19 diluted earnings per share, in the same period a year ago.

Year-to-Date Ended August 2, 2003

o Net sales for the six months ended August 2, 2003 increased 5.7% to $647.4 million from $612.4 million for the same period a year ago.

o U.S. comparable store sales for the six months increased 4.5% and Canadian comparable store sales decreased 5.8% when compared to the same period a year ago.

o Net earnings were $22.5 million, or $0.56 diluted earnings per share, for the six months, compared to net earnings of $18.3 million, or $0.44 diluted earnings per share, in the same period a year ago.

                                STORE INFORMATION

                                   AUGUST 2, 2003         AUGUST 3, 2002        FEBRUARY 1, 2003
                               ---------------------- ---------------------- ----------------------
                                NUMBER OF    SQ. FT.   NUMBER OF    SQ. FT.   NUMBER OF    SQ. FT.
                                 STORES      (000'S)    STORES     (000'S)     STORES      (000'S)
    -------------------------- ----------- ---------- ----------- ---------- ----------- ----------
    Men's Wearhouse                503      2,742.8       502       2,708.0      505      2,743.8
    -------------------------- ----------- ---------- ----------- ---------- ----------- ----------
    Moores, Clothing for Men       114        700.0       113         692.0      114        699.1
    -------------------------- ----------- ---------- ----------- ---------- ----------- ----------
    K&G (A)                         64      1,437.4        71       1,482.1       70      1,499.7
    -------------------------- ----------- ---------- ----------- ---------- ----------- ----------
    TOTAL                          681      4,880.2       686       4,882.1      689      4,942.6

(A) 25, 23 and 24 stores, respectively, offering women's apparel.


George Zimmer, Men's Wearhouse founder and chief executive officer, stated, "We are very pleased with our performance in the second quarter, which resulted in a 53% increase in diluted earnings per share over the prior year quarter and 12% ahead of our most recent guidance. Our suit unit comparable trends were again notably strong and our tuxedo rental business contributed to increased margins in the quarter. As a result, we are raising guidance for revenues and earnings for the remainder of the year."


                              FISCAL 2003 GUIDANCE

   o  NET SALES

The company expects its third quarter net sales to be in the range of $319 million to $321 million, an increase of 9.1% to 9.7%. The fourth quarter net sales are expected to be in the range of $426 to $430 million, an increase of 9.2% to 10.2%. The 52-week net sales are expected to be in the range of $1.392 billion to $1.398 billion, an increase of 7.5% to 8.0%.

U.S. comparable store sales growth for the third quarter is expected to be positive high single digit, and the fourth quarter and full year are both expected to be positive mid single digit. Canadian comparable store sales for the third quarter, fourth quarter and full year are expected to be flat, positive low single digit and negative low single digit, respectively.

   o  GROSS MARGIN

Gross margin, as a percentage of sales, for the third quarter, fourth quarter and full year is expected to be in the range of 35.2% to 35.7%, 36.9% to 37.4%, and 35.5% to 36.5%, respectively.

   o  S G & A MARGIN

Selling, general and administrative expenses, as a percentage of sales, for the third quarter, fourth quarter and full year are anticipated to be in the range of 31.8% to 32.3%, 28.3% to 28.8%, and 29.4% to 30.4%, respectively.


   o  EFFECTIVE TAX RATE AT APPROXIMATELY 37.25%.


   o  DILUTED EARNINGS PER SHARE

         Third Quarter                       $0.16 - $0.17
         Fourth Quarter                      $0.57 - $0.58
         Fiscal Year                         $1.30 - $1.32


Fiscal year amount includes approximately $0.01 related to the first quarter recognition of a deferred gain, store closing costs, and the write-off of technology assets.

   o  STORE GROWTH

The company anticipates the following net store opening activity for the remainder of the year:

                                FISCAL YEAR 2003

                                1st Q          2nd Q
                                Actual         Actual         3rd Q          4th Q         Total
----------------------------- ------------- -------------- ------------- -------------- -------------
Men's Wearhouse                    0             (2)            1              8             7
----------------------------- ------------- -------------- ------------- -------------- -------------
K&G                               (5)            (1)            7              2             3
----------------------------- ------------- -------------- ------------- -------------- -------------
Total                             (5)            (3)            8             10            10
----------------------------- ------------- -------------- ------------- -------------- -------------


                     CONFERENCE CALL AND WEBCAST INFORMATION

At 5:30 p.m. Eastern Time today, company management will host a conference call and real-time webcast to review the financial results of The Men's Wearhouse, Inc.'s second quarter. To access the conference call, dial 303-262-2141. To access the live webcast presentation, visit the Investor Relations section of the company's website at www.menswearhouse.com. A telephonic replay will be available through August 27th by calling 303-590-3000 and entering the access code of 548658, or a webcast archive will be available free on the website for approximately 90 days.

Founded in 1973, Men's Wearhouse is one of North America's largest specialty retailers of men's apparel with 681 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men's suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information on Men's Wearhouse, please visit the company's website at www.menswearhouse.com.



This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company's annual report on Form 10-K for the year ended February 1, 2003.


             CONTACT: Claudia Pruitt, Men's Wearhouse (713) 592-7200
                      Ken Dennard, DRG&E (713) 529-6600


                              - tables to follow -

(THE MEN'S WEARHOUSE, INC. LOGO)

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

                            FOR THE SIX MONTHS ENDED
                        AUGUST 2, 2003 AND AUGUST 3, 2002
                      (In thousands, except per share data)

                                                                     SIX MONTHS ENDED
                                                   ----------------------------------------------------
                                                                    % OF                        % OF
                                                     2003           SALES          2002         SALES
                                                   --------       --------      --------       --------
Net sales                                          $647,414         100.00%     $612,431         100.00%
Cost of goods sold, including buying and
    occupancy costs                                 413,259          63.83%      401,225          65.51%
                                                   --------       --------      --------       --------
         Gross margin                               234,155          36.17%      211,206          34.49%

Selling, general and administrative expenses        197,569          30.52%      181,428          29.62%
                                                   --------       --------      --------       --------

Operating income                                     36,586           5.65%       29,778           4.86%

Interest expense, net                                   794           0.12%          453           0.07%
                                                   --------       --------      --------       --------

Earnings before income taxes                         35,792           5.53%       29,325           4.79%

Provision for income taxes                           13,332           2.06%       11,070           1.81%
                                                   --------       --------      --------       --------

Net earnings                                       $ 22,460           3.47%     $ 18,255           2.98%
                                                   ========       ========      ========       ========

Net earnings per share:

    Basic                                             $0.57                        $0.44
                                                   ========                     ========
    Diluted                                           $0.56                        $0.44
                                                   ========                     ========

Weighted average shares outstanding:
    Basic                                            39,530                       41,082
                                                   ========                     ========
    Diluted                                          39,769                       41,554
                                                   ========                     ========

(THE MEN'S WEARHOUSE, INC. LOGO)

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

                           FOR THE THREE MONTHS ENDED
                        AUGUST 2, 2003 AND AUGUST 3, 2002
                      (In thousands, except per share data)

                                                                   THREE MONTHS ENDED
                                                   ---------------------------------------------------
                                                                   % OF                         % OF
                                                     2003          SALES          2002          SALES
                                                   --------       -------       --------       -------
Net sales                                          $334,292       100.00%       $308,574       100.00%
Cost of goods sold, including buying and
    occupancy costs                                 211,356        63.22%        201,523        65.31%
                                                   --------       ------        --------       ------
         Gross margin                               122,936        36.78%        107,051        34.69%

Selling, general and administrative expenses        104,277        31.19%         94,336        30.57%
                                                   --------       ------        --------       ------

Operating income                                     18,659         5.58%         12,715         4.12%

Interest expense, net                                   415         0.12%            190         0.06%
                                                   --------       ------        --------       ------

Earnings before income taxes                         18,244         5.46%         12,525         4.06%

Provision for income taxes                            6,796         2.03%          4,728         1.53%
                                                   --------       ------        --------       ------

Net earnings                                       $ 11,448         3.42%       $  7,797         2.53%
                                                   ========       ======        ========       ======

Net earnings per share:
    Basic                                          $   0.29                     $   0.19
                                                   ========                     ========
    Diluted                                        $   0.29                     $   0.19
                                                   ========                     ========

Weighted average shares outstanding:
    Basic                                            39,427                       41,106
                                                   ========                     ========
    Diluted                                          39,830                       41,596
                                                   ========                     ========

(THE MEN'S WEARHOUSE, INC. LOGO)

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                               AUGUST 2,      AUGUST 3,
                                                 2003           2002
                                               ---------      ---------
                   ASSETS

Current assets:
   Cash                                         $ 70,145       $ 44,062
   Inventory                                     393,631        370,644
   Other current assets                           47,153         44,944
                                                --------       --------

Total current assets                             510,929        459,650
Property and equipment, net                      208,387        209,217
Other assets                                      70,426         55,114
                                                --------       --------
   Total assets                                 $789,742       $723,981
                                                ========       ========

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                             $169,874       $138,900
Long term debt                                    40,988         36,665
Deferred taxes and other liabilities              26,781         22,106
Shareholders' equity                             552,099        526,310
                                                --------       --------
   Total liabilities and equity                 $789,742       $723,981
                                                ========       ========